Exhibit 5.1

(269) 337-7700 Fax: (269) 337-7701

October 23, 2019

CHF Solutions, Inc.
12988 Valley View Road
Eden Prairie, MN 55344

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-224881)

Ladies and Gentlemen:

We have acted as counsel to CHF Solutions, Inc., a Delaware corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (i) a Registration Statement on Form S-3 (File No. 333-224881) (such registration statement as amended or supplemented from time to time, the “Registration Statement”) declared effective on May 23, 2018, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”); and (ii) a prospectus supplement to the Base Prospectus dated October 23, 2019 (the “Prospectus Supplement”), pertaining to the issuance and sale by the Company of 575,830 shares (the “Offered Shares”) of common stock, par value $0.0001 per share. We understand that the Offered Shares are to be offered and sold in the manner set forth in the Securities Purchase Agreement dated October 23, 2019, entered into by the Company with the purchasers named in the signature pages thereto (the “Purchase Agreement”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters. In addition, in rendering this opinion, we have assumed that the Offered Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus and the Prospectus Supplement, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States, New York law applicable to contracts and Delaware corporate law.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Offered Shares have been duly authorized by the Company and, when issued and sold in accordance with the Registration Statement and the Prospectus Supplement, with payment received by the Company in the manner described in the Purchase Agreement, will be validly issued, fully paid and non-assessable.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

CHF Solutions, Inc.
October 23, 2019

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP

Honigman LLP

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